EDWARD T. WELLS
                                 Attorney at Law
                            5282 South Commerce Drive
                                   Suite D-292
                               Murray, Utah 84107
                            Telephone (801) 284-7278
                            Facsimile (801) 284-7313


                                 August 13, 2003

Board of Directors
Klever Marketing, Inc.

350 West 300 South, Suite 201
Salt Lake City, Utah 84101

Re: Form S-8 Registration Statement

Gentlemen:

       I have acted as special counsel for Klever Marketing, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission ("the Commission") under the Securities Act of 1933, as amended, ("the Act") of a registration statement on Form S-8 (the "Registration Statement"). The Company is registering a Benefit Plan entitled "Amended Stock Incentive Plan of Klever Marketing, Inc." (the "Benefit Plan") pursuant to which the Company has authorized the issuance of Twenty million (20,000,000) shares of the Company's common stock, par value $.01. In connection with the Company's filing of the Registration Statement, you have requested my opinion regarding the validity of the issuance of the aforementioned Shares.

       This opinion letter (this "Opinion") is governed by, and shall be interpreted in accordance with the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications and limitations, all as more particularly described in the Accord, and this Opinion should be read in conjunction therewith.

       In connection with the preparation of this Opinion, I have examined the following:

       1. The Company's Articles of Incorporation and amendments thereto and Bylaws;

       2. The Registration Statement herein referenced;


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       3.  The  authorization  and  approval,  dated  August  11,  2003,  by the
     Company's Board of Directors of the Company's amended 2003 Benefit Plan concerning the Shares and Registration Statement;

       4. The Company's Section 10(a) Prospectus for the Registration Statement;


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     5. The  Company's  Form 10-KSB for the fiscal year ended  December 31, 2002 and the Company's Form 10-QSB for the quarterly period ended March 31, 2003;

       6. Such other documents as I have deemed necessary for the purposes of this Opinion.

       Additionally, I have made such investigations of federal law as I have considered necessary and appropriate to form a basis for this opinion. My opinion is qualified by the scope of the review specified herein and I make no representations as to the sufficiency of my investigation for this opinion. I further expressly exempt from this opinion any representations as to the completeness, adequacy, accuracy or any other aspect of the financial statements incorporated in the Registration Statement.

       The documentation and representations provided to me for this opinion by the Company and its duly authorized representatives indicate that the Company is validly organized under the laws of the State of Delaware; the Company is current in its filings with the Commission; the Company's Board of Directors has authorized the Benefit Plan; the Company's Board of Directors has authorized the filing of the Registration Statement; and that the number of shares to be included in the Registration Statement are available for issuance based upon corporate documentation and on the amount of shares actually issued and outstanding. Assuming such representations to be true, I am of the opinion that the Shares herein referenced have been duly and validly authorized and that subject to compliance with all provisions of the Plan, the Shares will be validly issued as fully paid and non-assessable shares of common stock in the Company.

       This opinion is based upon and subject to the qualifications and limitations specified below:

     (A) Certain of the remedial provisions of the amended 2003 Benefit Plan may be further limited or rendered unenforceable by other applicable laws and interpretations.

     (B) In rendering the opinion that the shares of the Common Stock to be registered pursuant to the Registration Statement and issued under the Benefit Plan will be validly issued, fully paid and nonassessable, I assumed that: (1) the Company's Board of Directors has exercised good faith in establishing the value paid for the Shares; (2) all issuances and cancellations of the capital stock of the Company will be fully and accurately reflected in the Company's Stock Records as provided by the Company's transfer agent; and (3) the consideration, as determined by the Company's Board of Directors, to be received in exchange for each issuance of common stock of the Company, has been paid in full and actually received by the Company.

     (C) I have made no independent verification of the facts asserted to be true and accurate by authorized representatives of the Company and have

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     assumed that no person or entity has engaged in fraud or  misrepresentation regarding the inducement relating to, or the execution or delivery of, the documents reviewed.

     (D) In rendering this opinion I have assumed that all signatures are genuine, that all documents submitted to me as copies conform substantially to the originals, that all documents have been duly executed on or as of the date represented on the documents, that execution and delivery of the documents was duly authorized on the part of the parties, that all documents are legal, valid and binding on the parties and that all corporate records are complete.

     (E) I have assumed, based upon the representations made to me by officers and directors of the Company, that the Company is satisfying the substantive requirements of Form S-8 and I expressly disclaim any opinion regarding the Company's compliance with such requirements, whether they are of federal or state origin, or any opinion as to the subsequent tradeability of any Shares issued pursuant to the Benefit Plan.

     (F) I am admitted to practice law in the State of Utah. I am not admitted to practice law in the State of Delaware or in any other jurisdiction where the Company may own property or transact business. This opinion is with respect to federal law only and I have not consulted legal counsel from any other jurisdiction for the purpose of the opinion contained herein. I expressly except from this opinion any opinion as to whether or to what extent a Delaware court or any other court would apply Delaware law, or the law of any other state or jurisdiction, to any particular aspect of the facts, circumstances and transactions that are the subject of this opinion.

     (G) This opinion is strictly limited to the parameters contained and referenced herein and is valid only as to the signature date with respect to the same. I assume no responsibility to advise you of any subsequent changes or developments which might affect any aspect to this opinion.

       I hereby consent to the use of this opinion as an exhibit to the Registration Statement. This opinion may not be used, relied upon, circulated, quoted or otherwise referenced in whole or in part for any purpose without my written consent.

Sincerely,

 /s/ Edward T. Wells
Edward T. Wells